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                                                                     EXHIBIT 8.1


                           [LETTERHEAD OF BAKER & DANIELS]


March 12, 1998


Board of Directors
National City Bancshares, Inc.
227 Main Street
P.O. Box 868
Evansville, Indiana 47705-0868

Ladies and Gentlemen:

     We have acted as counsel to National City Bancshares, Inc., an Indiana corporation (the "Company"), and NCBE Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") which is being jointly filed by the Company and the Trust with the Securities and Exchange Commission ("SEC") for the purpose of registering under the Act the issuance and sale of the Trust's Convertible Preferred Securities (the "Preferred Securities"). In that connection, you have requested our opinion as to the federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. Capitalized terms not defined herein shall have the meanings given such terms in the Registration Statement.

     We have examined (i) the Certificate of Trust of the Trust filed with the Secretary of State of the State of Delaware on February 12, 1998, (ii) the Trust Agreement of the Trust dated February 12, 1998, (iii) the form of the Amended and Restated Trust Agreement of the Trust, (iv) the form of the Preferred Securities, (v) the form of the Guarantee, (vi) the form of the Indenture, and
(vii) the form of the Subordinated Debentures. Our opinion is based upon the premise that the transactions will be consummated in accordance with the documents in substantially the forms filed as exhibits to the Registration Statement with only such modifications which are accepted by us.

     In our opinion, for federal income tax purposes, the Trust will be classified as a grantor trust, and not as an association taxable as a corporation.

     We have also reviewed the discussion set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. While that discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

     The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and other relevant authorities, all of which are subject to change. Accordingly, no assurance can be given that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Internal Revenue Service will not challenge the positions which the Company or the Trust intends to take. No opinions are expressed concerning any matters other than those specifically addressed herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an indication that we are a person whose

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consent is required to be filed with the Registration Statement under the provisions of the Act, or the Rules and Regulations of the SEC promulgated thereunder.

                                        Very truly yours,


                                        BAKER & DANIELS